UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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National Retail Properties, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

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NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348

April 10, 2012

To Our Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of National Retail Properties, Inc. (the “Company”) on May 24, 2012, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801. Our directors and officers look forward to greeting you personally. Enclosed for your review are the Proxy Card, Proxy Statement and Notice of Meeting for the Annual Meeting of Stockholders, which describe the business to be conducted at the meeting. The matters proposed for consideration at the meeting are:

1.	The election of nine directors;

2.	An advisory vote on executive compensation;

3.	To re-approve the material terms of the performance objectives for the 2007 Performance Incentive Plan;

4.	To approve an amendment to our charter to increase the number of authorized shares of common stock; and

5.	The ratification of the selection of our independent registered public accounting firm for 2012.

     Whether you own a few or many shares of stock of the Company, it is important that your shares be represented. If you cannot personally attend the meeting, we encourage you to make certain you are represented at the meeting by signing and dating the accompanying proxy card and promptly returning it in the enclosed envelope. You may also vote either by telephone (1-800-690-6903) or on the Internet (http://www.proxyvote.com). Returning your proxy card, voting by telephone or voting on the Internet will not prevent you from voting in person, but will assure that your vote will be counted if you are unable to attend the meeting.

Sincerely,

/s/ Craig Macnab
Craig Macnab
Chief Executive Officer

NATIONAL RETAIL PROPERTIES, INC.

450 South Orange Avenue, Suite 900
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 24, 2012

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of NATIONAL RETAIL PROPERTIES, INC. will be held at 8:30 a.m. local time, on May 24, 2012, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, for the following purposes:

1.	To elect nine directors;

2.	To have an advisory vote on executive compensation;

3.	To re-approve the material terms of the performance objectives for the 2007 Performance Incentive Plan;

4.	To approve an amendment to our charter to increase the number of authorized shares of common stock; and

5.	To ratify the selection of the independent registered public accounting firm for 2012.

     We will also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders of record at the close of business on March 26, 2012, will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

     Stockholders are cordially invited to attend the meeting in person. PLEASE VOTE, EVEN IF YOU PLAN TO ATTEND THE MEETING, BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD, BY TELEPHONE (1-800-690-6903) OR ON THE INTERNET (http://www.proxyvote.com) BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. If you decide to attend the meeting you may revoke your Proxy and vote your shares in person. It is important that your shares be voted.

By Order of the Board of Directors,

/s/ Christopher P. Tessitore
Christopher P. Tessitore
Executive Vice President, General Counsel,
and Secretary

April 10, 2012
Orlando, Florida

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING TO BE HELD ON MAY 24, 2012

Our Proxy Statement and our Annual Report to shareholders,
which includes our Annual Report on Form 10-K, are available at
www.nnnreit.com/proxyvote

NATIONAL RETAIL PROPERTIES, INC.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Tel: 407-265-7348
____________________

PROXY STATEMENT
____________________

     General. This Proxy Statement is furnished by the Board of Directors of National Retail Properties, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on May 24, 2012, and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on March 26, 2012 (the “Record Date”), will be entitled to vote. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to stockholders on or about April 10, 2012. The Proxy Statement and our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) will also be available on the Internet at www.nnnreit.com/proxyvote.

     When we use the words “we,” “us,” “our” or “Company,” we are referring to National Retail Properties, Inc.

     Voting/Revocation of Proxy. If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     If you are a registered stockholder, you may vote by telephone (1-800-690-6903), or electronically through the Internet (http://www.proxyvote.com), by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

     Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted FOR each of Proposals I, II, III, IV and V contained herein. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (1) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (2) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (3) by attendance at the annual meeting and voting in person.

     Vote Required for Approval; Quorum. The nine nominees for director who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee by entering the number of any nominee (as designated on the proxy card) below the pertinent instruction on the proxy card, your vote will not count either for or against the nominee. As of the Record Date, _______________ shares of the common stock of the Company (the “Common Stock”) were outstanding, of which ____________ shares entitled the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the Record Date, our executive officers and directors had the power to vote approximately _____% of the outstanding shares of Common Stock. Our executive officers and directors have advised us that they intend to vote their shares of Common Stock FOR each of Proposals I, II, III, IV and V contained herein.

     Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes with respect to the election of directors will have no effect on the outcome of the vote on this proposal.

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

     Solicitation of Proxies. Solicitation of proxies will be primarily by mail. However, our directors and officers may also solicit proxies by telephone or telegram or in person. All of the expenses of soliciting proxies, including preparing, assembling, printing and mailing the materials used in the solicitation of proxies, will be paid by us. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons.

TABLE OF CONTENTS

PROPOSAL I: ELECTION OF DIRECTORS	1
Nominees	1
Corporate Governance	4
Audit Committee	6
Governance and Nominating Committee	7
Compensation Committee	7
Compensation Committee Interlocks and Insider Participation	8
Director Compensation	9
Code of Business Conduct	10
Executive Officers	10
AUDIT COMMITTEE REPORT	11
EXECUTIVE COMPENSATION	12
Compensation Discussion and Analysis	12
Executive Compensation Tables	19
Summary Compensation Table	19
Grants of Plan-Based Award	20
Outstanding Equity Awards at Fiscal Year End	21
Option Exercises and Stock Vested	22
Equity Compensation Plan Information	22
Potential Payments Upon Termination or Change of Control	22
Termination Upon Death or Disability	25
Termination by the Company without Cause; Termination by Executive for Good Reason	25
Termination upon Expiration of the Employment Agreement	26
COMPENSATION COMMITTEE REPORT	27
PROPOSAL II: ADVISORY VOTE ON EXECUTIVE COMPENSATION	28
PROPOSAL III: RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE OBJECTIVES FOR
THE 2007 PERFORMANCE INCENTIVE PLAN	29
PROPOSAL IV: APPROVE AN AMENDMENT TO CHARTER TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK	31
PROPOSAL V: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	33
SECURITY OWNERSHIP	35
Section 16(a) Beneficial Ownership Reporting Compliance	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
OTHER MATTERS	37
PROPOSALS FOR NEXT ANNUAL MEETING	37
ANNUAL REPORT	37

i

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

     The persons named below have been nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for election as directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and qualified.

     In selecting the candidates to nominate for election as directors, the Board’s principal qualification is whether an individual has the ability to act in the best interests of the Company and its stockholders. In making such determination with respect to each nominee, the Board takes into account certain interpersonal skills, including leadership abilities, work ethic, business judgment, collegiality and communication skills, and believes that each nominee possesses the interpersonal skills necessary to act in the best interests of the Company and its stockholders. The Board also takes into account each person’s experience and management skills, the specifics of which are discussed in the table below. The table sets forth each nominee’s name, age, principal occupation or employment and directorships in other public corporations during at least the last five years, as well as the specific experience, qualifications, attributes and skills each nominee has acquired in such positions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES
DESCRIBED BELOW FOR ELECTION AS DIRECTORS.

Name and Age	Background
Don DeFosset, 63

Mr. DeFosset has served as a director of the Company since December 2008. Mr. DeFosset currently serves on the boards of directors for Regions Financial Corporation, ITT Corporation and Terex Corporation and also serves on the board of trustees for the University of Tampa. Mr. DeFosset retired in September 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset is a graduate of Purdue University, where he earned a Bachelor’s degree in Industrial Engineering. He received his MBA from Harvard Business School in 1974.

The Board believes, that in these positions, Mr. DeFosset has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. DeFosset should serve as a director for the Company.

David M. Fick, 54

Mr. Fick has served as a director of the Company since November 2010. Mr. Fick is a professional faculty member at the Johns Hopkins University Carey Business School where he teaches graduate-level Real Estate Finance, Capital Markets, and Investments. He is President of Nandua Oyster Company, an aquaculture business he founded in 2007. Mr. Fick served as Managing Director at Stifel Nicolaus & Company, a successor to Legg Mason Wood Walker. In that position he headed Real Estate Research and was an analyst covering real estate investment trusts (“REITs”) from 1997 to 2010. During this period he was also a member of the Legg Mason Real Estate Capital Investment Committee. Mr. Fick also served as Equity Vice President, Finance with Alex Brown Kleinwort Benson and LaSalle Partners from 1993 to 1995, and as Chief Financial Officer at Mills Corporation and Western Development Corporation from 1991 to 1994. Prior to that he was a practicing CPA and consultant with a national accounting firm, specializing in the real estate industry. He is also a member of the International Council of Shopping Centers (“ICSC”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the American Institute of Certified Public Accountants, and is a Certified Public Accountant.

The Board believes, that in these positions, Mr. Fick has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fick should serve as a director for the Company.

Edward J. Fritsch, 53

Mr. Fritsch has served as a director of the Company since February 2012. Mr. Fritsch is President, Chief Executive Officer and Director of Highwoods Properties, a REIT publicly traded on the New York Stock Exchange. Joining Highwoods in 1982, Mr. Fritsch was a partner in the predecessor firm which launched its initial public offering in 1994. In 2004, Mr. Fritsch assumed the role of Chief Executive Officer. He is also a member of the Board of Governors of NAREIT and serves on its Executive Committee; a member of the University of North Carolina at Chapel Hill Foundation Board; Director of the University of North Carolina at Chapel Hill Real Estate Holdings; Director and audit committee member of Capital Associates Industries, Inc.; Director of the YMCA of the Triangle; and a member of Ravenscroft Board of Trustees.

The Board believes, that in these positions, Mr. Fritsch has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Fritsch should serve as a director for the Company.

Kevin B. Habicht, 53

Mr. Habicht has served as a director of the Company since June 2000, as Executive Vice President and Chief Financial Officer of the Company since December 1993 and as Treasurer of the Company since January 1998. Mr. Habicht served as Secretary of the Company from January 1998 to May 2003. Mr. Habicht is a Certified Public Accountant and a Chartered Financial Analyst.

The Board believes, that in these positions, Mr. Habicht has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Habicht should serve as a director for the Company.

Richard B. Jennings, 68

Mr. Jennings has served as a director of the Company since 2000. Mr. Jennings is President of Realty Capital International LLC, a real estate investment banking firm that he founded in 1999, and its predecessor, Realty Capital International Inc., which he founded in 1991. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director, Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw REIT investment banking at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings also founded and managed the Mortgage Finance Group. Mr. Jennings also serves as the lead director of Alexandria Real Estate Equities, Inc., and as a director of Cogdell Spencer, Inc. He is also a member of ICSC and NAREIT.

The Board believes, that in these positions, Mr. Jennings has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Jennings should serve as a director for the Company.

Ted B. Lanier, 77

Mr. Lanier has served as a director of the Company since 1988 and as Lead Director of the Board of Directors since December 2008. Mr. Lanier retired in 1991 as Chairman and Chief Executive Officer of Triangle Bank and Trust Company, Raleigh, North Carolina, where the chief financial officer and controller regularly reported to him. Since his retirement, Mr. Lanier has managed his personal investments and managed investment accounts for various individuals and trusts.

The Board believes, that in these positions, Mr. Lanier has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations, necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Lanier should serve as a director for the Company.

Robert C. Legler, 68

Mr. Legler has served as a director of the Company since 2002. From 1973 until 1990, Mr. Legler was the chairman of privately-held First Marketing Corporation, which he founded and was then America’s largest publisher of newsletters serving nearly 500 clients in the commercial banking, brokerage, health care, cable television, travel and retail industries. Upon the sale of the company to Reed (now Reed Elsiever) in 1990, Mr. Legler served as non-executive Chairman of the Board of First Marketing until his retirement in September 2000. Mr. Legler has served as a director of Ligonier Ministries of Lake Mary, Florida for more than 20 years.

The Board believes, that in these positions, Mr. Legler has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Legler should serve as a director for the Company.

Craig Macnab, 56

Mr. Macnab has served as Chief Executive Officer of the Company since February 2004 and as Chairman of the Board of Directors of the Company since February 2008. Prior to joining the Company, Mr. Macnab was the Chief Executive Officer of JDN Realty Corporation (“JDN”), a publicly traded real estate investment trust, from April 2000 through March 2003. Mr. Macnab has served as a director of Developers Diversified Realty Corp. since 2003, and served as a director of Eclipsys Corporation from 2008 to 2010 and Per Se Technologies, Inc. from 2002 to 2007. Mr. Macnab is also a member of the Board of Governors of NAREIT.

The Board believes, that in these positions, Mr. Macnab has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Macnab should serve as a director for the Company.

Robert Martinez, 77	Mr. Martinez has served as a director of the Company since 2002. From 1987 until 1991, Mr. Martinez served as the fortieth governor of the state of Florida, and from 1991 to 1993, served as the Director of the Office of National Drug Control reporting to the President of the United States. From 1999 to 2007, he served as managing director for Carlton Fields Government Consulting. In 2007, he assumed the position of Senior Policy Advisor at Holland and Knight LLP.

The Board believes, that in these positions, Mr. Martinez has acquired the experience, qualifications, attributes and skills, including business and management experience, real estate experience, accounting experience, finance and capital markets experience and an understanding of corporate governance regulations necessary to act in the best interests of the Company and its stockholders, and based on these skills, together with the interpersonal skills mentioned above, the Board has concluded that Mr. Martinez should serve as a director for the Company.

     In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote FOR the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend.

Corporate Governance

     General. We are currently managed by a nine-member Board of Directors that consists of Messrs. DeFosset, Fick, Fritsch, Habicht, Jennings, Lanier, Legler, Macnab, and Martinez, with Mr. Macnab serving as Chairman and Mr. Lanier serving as Lead Director.

     The Board of Directors has adopted a set of corporate governance guidelines, which, along with the written charters for the Board committees described below, provide the framework for the Board’s governance of the Company. Our corporate governance guidelines are available on our website at http://www.nnnreit.com.

     Independence and Composition. Our corporate governance guidelines and the rules and regulations of the New York Stock Exchange, which we refer to as the NYSE listing standards, each require that a majority of the Board of Directors are “independent” directors, as that term is defined in the NYSE listing standards.

     The Board of Directors has determined that Messrs. DeFosset, Fick, Fritsch, Jennings, Lanier, Legler and Martinez, representing a majority of the Board of Directors, qualify as independent directors (the “Independent Directors”) as that term is defined in the NYSE listing standards. The Board of Directors made its determination based on information furnished by all directors regarding their relationships with us and our affiliates and research conducted by management. In addition, the Board of Directors consulted with our external legal counsel to ensure that the Board’s determination would be consistent with all relevant securities laws and regulations as well as the NYSE listing standards.

     Leadership Structure. We have chosen Mr. Macnab to serve as both Chairman of the Board and Chief Executive Officer because we believe he will best serve the Company and its stockholders in that dual role. Mr. Macnab is intimately familiar with our business, history, industry and strategic plans and future objectives. We believe it is appropriate to keep Mr. Macnab in this combined role in order to provide consistent and strong leadership and direction. Further, we believe by serving as both our Chairman and Chief Executive Officer, Mr. Macnab will be better able to provide information to the rest of the Board in order to facilitate deliberations and the decision-making process. Our corporate governance guidelines provide that the Chairman may or may not be Chief Executive Officer of the Company, but specify that if the same individual is both the Chairman and Chief Executive Officer, then the Board will annually appoint an independent lead director or, in the absence of such appointment, the chairman of the Governance and Nominating Committee will serve as independent lead director. Mr. Lanier has been appointed the independent lead director of the Board. In such role, Mr. Lanier presides as chairman when the Board meets in executive session and he serves as the interface between the Board and the Chief Executive Officer in communicating matters discussed during the executive session.

     Risk Oversight. Our management is responsible for managing the day-to-day risks associated with our business. The Board of Directors, however, is elected to provide effective oversight of our affairs for the benefit of our stockholders, and among its primary responsibilities, in accordance with our corporate governance guidelines, is overseeing management in the competent and ethical operation of the Company, reviewing and approving our business plans and corporate strategies, and adopting and evaluating policies of corporate and ethical conduct and governance. Implicit in these duties is risk oversight, the primary responsibility of which has been delegated to the Board’s Audit Committee. The Audit Committee reviews with management annually, or more frequently as the Audit Committee deems necessary, our significant risks or exposures and discusses guidelines and policies to govern this process and assesses steps that management has taken to minimize such risks to the Company.

     While the primary responsibility has been delegated to the Audit Committee, the Governance and Nominating Committee and the Compensation Committee consider risks within their area of responsibility. Further, each director may consult with management at any time and is encouraged to discuss with management any questions such director may have.

     With respect to risks related to compensation matters, our management, together with the Compensation Committee, reviewed our compensation policies and practices for our employees in order to determine whether they are reasonably likely to have a material adverse effect on the Company. We believe that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect based on the following factors:

  the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

  the Compensation Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, the Compensation Committee believes that restricted stock provides a better incentive and alignment of interest than stock options;

  restricted stock grants are intended to provide our named executive officers with a significant interest in the long-term performance of our stock;

  restricted stock awards are subject to forfeiture upon certain employment termination events;

  cash incentives and restricted stock grants tied to our three-year total shareholder returns relative to a broad REIT comparison group further focus our executive officers on long-term shareholder value creation;

  bonus awards to our executive officers are reduced if balance sheet leverage exceeds levels previously approved by the Compensation Committee;

  we have adopted a stock ownership policy for our executive officers and members of our Board which requires all directors and executive officers to own stock of the Company;

  we have adopted an insider trading policy which prohibits, among other things, trading of Company securities on a short-term basis, the buying or selling of puts or calls of securities of the Company, and short sales of the securities of the Company;

  none of our employees are paid commission compensation;

  bonus awards to our employees eligible for bonus awards are capped; and

  we base executive compensation on several critical success factors.

Given these factors, we believe we have mitigated potential short-term excessive risk-taking and aligned compensation with increasing long-term shareholder value.

     Meetings and Attendance. The Board of Directors met nine times in the fiscal year ended December 31, 2011. Each of the nominees serving on the Board of Directors in 2011 attended 98% or more of the meetings of (i) the Board of Directors and (ii) the committees of the Board of Directors on which he served. Our corporate governance guidelines provide that it is the responsibility of individual directors to make themselves available to attend scheduled and special Board meetings on a consistent basis. All of our directors as of the date of the 2011 annual meeting of the Company’s stockholders were in attendance for the 2011 annual meeting. In addition, non-management members of the Board of Directors met in executive session four times in the fiscal year ended December 31, 2011. These sessions were presided over by Mr. Lanier in his capacity as Lead Director.

     Interested Party Communications. The Board of Directors has adopted a process whereby stockholders and other interested parties can send communications to our directors. Anyone wishing to communicate directly with one or more directors may do so in writing addressed to the director or directors, c/o National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, attention: Secretary of the Company. All correspondence will be reviewed by the Secretary of the Company and forwarded directly to the addressee so long as, in the Secretary’s discretion, such correspondence is reasonably related to protecting or promoting legitimate interests of interested parties or the reliability of the financial markets.

Audit Committee

     General. The Board of Directors has established an Audit Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. Among the duties, powers and responsibilities of the Audit Committee as provided in its charter, the Audit Committee:

  has sole power and authority concerning the engagement and fees of independent registered public accounting firms;

  reviews with the independent registered public accounting firm the plans and results of the audit engagement;

  pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm;

  reviews the independence of the independent registered public accounting firm;

  reviews the adequacy and effectiveness of our internal control over financial reporting; and

  reviews accounting, auditing and financial reporting matters with our independent registered public accounting firm and management.

     Independence and Composition. The composition of the Audit Committee is subject to the independence and other requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated by the SEC thereunder, which we refer to as the Exchange Act, and the NYSE listing standards.

     The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Audit Committee are “independent,” as that term is defined in the NYSE listing standards and as required by the Exchange Act, and meet all audit committee composition requirements of the Exchange Act and the NYSE listing standards, and that each of Messrs. Fick, Jennings and Lanier qualifies as an “audit committee financial expert” as that term is defined in the Exchange Act.

     Meetings. The Audit Committee met eight times in the fiscal year ended December 31, 2011. During fiscal year 2011 and as of February 27, 2012, Messrs. Fick, Jennings, Lanier and Martinez were the members of the Audit Committee, with Mr. Jennings serving as Chairman.

Governance and Nominating Committee

     General. The Board of Directors has established a Governance and Nominating Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com. As provided in the Governance and Nominating Committee charter, the Governance and Nominating Committee:

  identifies and recommends to the Board of Directors individuals to stand for election and re-election to the Board of Directors at our annual meeting of stockholders and to fill vacancies that may arise from time to time;

  develops and makes recommendations to the Board of Directors for the creation and ongoing review and revision of a set of effective corporate governance principles that promote our competent and ethical operation and a policy governing ethical business conduct of our employees and Directors; and, makes recommendations to the Board of Directors as to the structure and membership of committees of the Board of Directors.

     Selection of Director Nominees. Our corporate governance guidelines provide that the Governance and Nominating Committee will endeavor to identify individuals to serve on the Board of Directors who have expertise that is useful to us and complimentary to the background, skills and experience of other Board members. The Governance and Nominating Committee’s assessment of the composition of the Board of Directors includes (a) skills – business and management experience, real estate experience, accounting experience, finance and capital markets experience, and an understanding of corporate governance regulations and public policy matters, (b) character - ethical and moral standards, leadership abilities, sound business judgment, independence and innovative thought, and (c) composition - diversity, age and public company experience. The Governance and Nominating Committee measures its composition by taking into account the entirety of the Board and the criteria listed above rather than having any representational directors. While we do not have a formal policy on diversity, the Governance and Nominating Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines. The principal qualification for a director is the ability to act in the best interests of the Company and its stockholders. Each of the candidates for director named in this proxy statement have been recommended by the Governance and Nominating Committee and approved by the Board of Directors for inclusion on the attached proxy card.

     The Governance and Nominating Committee also considers director nominees recommended by stockholders. See the section of this proxy statement entitled “PROPOSALS FOR NEXT ANNUAL MEETING” for a description of how stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so. The Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as it evaluates director candidates recommended by our directors, management or employees.

     Independence and Composition. The NYSE listing standards require that the Governance and Nominating Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Governance and Nominating Committee are “independent” as that term is defined in the NYSE listing standards.

     Meetings. The Governance and Nominating Committee met five times in the fiscal year ended December 31, 2011. During fiscal year 2011 and as of February 27, 2012, Messrs. DeFosset, Jennings and Legler were the members of the Governance and Nominating Committee, with Mr. DeFosset serving as Chairman.

Compensation Committee

     General. The Board of Directors has established a Compensation Committee, which is governed by a written charter, a copy of which is available on our website at http://www.nnnreit.com.

     Processes and Procedures for Executive and Director Compensation Determinations

  Role of Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to approving and evaluating compensation plans, policies and programs for our executive officers and directors and approving all awards to any executive officer, director or associate under our equity incentive plans. The Compensation Committee also serves as the administrator of our 2007 Performance Incentive Plan.

  Role of Management in Compensation Determinations. The Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary and incentive performance compensation levels of the other executive officers. Similarly, the Compensation Committee also considers the recommendations of our Chief Executive Officer when setting specific Company and individual incentive performance targets. In addition, officers may be invited to attend committee meetings, but are not present for any discussion of their own compensation. Management generally does not have a role in the setting of director compensation.

  Role of Compensation Consultants. The Compensation Committee engages compensation consultants as needed or desired to assist the Compensation Committee in researching and evaluating executive officer and director compensation programs. The Compensation Committee engaged Mercer LLC (“Mercer”), to assist with the 2011 executive compensation program (the “Executive Compensation Program”). In May 2011, the Compensation Committee retained Pearl Meyer & Partners, an independent compensation consulting firm (“PM&P”), to assist the Compensation Committee in reviewing and evaluating the Company’s executive and non-employee director compensation programs. The use of third-party consultants provides additional assurance that our executive compensation programs are reasonable, consistent with Company objectives, and competitive with executive compensation for companies in our peer group. PM&P reports directly to the Compensation Committee, provides no other services to the Company, and regularly participates in committee meetings.

  Delegation of Authority by the Committee. The Committee may delegate its authority to make and administer awards under our equity incentive plans to another committee of the Board of Directors or, except for awards to individuals subject to Section 16 of the Exchange Act, to one or more of our officers. On an annual basis, the Committee typically authorizes a limited number of shares of restricted stock to be awarded by our Chief Executive Officer to such of our non-executive associates as he determines, in consultation with our other executive officers.

Our executive compensation programs and philosophy are described in greater detail under the section entitled “Compensation Discussion and Analysis.”

     Independence and Composition. The NYSE listing standards require that the Compensation Committee consist solely of independent directors. The Board of Directors, upon the unanimous recommendation of the Governance and Nominating Committee, has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.

     Meetings. The Compensation Committee met five times in the fiscal year ended December 31, 2011. During fiscal year 2011 and as of February 27, 2012, Messrs. DeFosset, Fick, Legler and Martinez were the members of the Compensation Committee, with Mr. Legler serving as Chairman.

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is or was previously an officer or employee of the Company, and no executive officer of the Company serves on the board of directors of any company at which any member of the Compensation Committee is employed.

Director Compensation

     The following table shows the compensation paid to our non-employee directors during fiscal year 2011.

					Change in Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)(1)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Don DeFosset(2)	$10,000	$121,000	--	--	--	--	$131,000
David M. Fick(2)	$4,375	$121,000	--	--	--	--	$125,375
Richard B. Jennings	$74,250	$64,250	--	--	--	--	$138,500
Ted B. Lanier	$27,500	$121,000	--	--	--	--	$148,500
Robert C. Legler(2)	$12,500	$121,000	--	--	--	--	$133,500
Robert Martinez	$61,125	$64,250	--	--	--	--	$125,375
____________________

(1)	The awards shown in column (c) represent annual grants made to directors of the Company. The amounts represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718.
(2)	The cash fees and stock awards earned by Messrs. DeFosset, Fick, and Legler, are deferred into shares of our common stock under our Deferred Fee Plan, which is described in greater detail below.

     The Company only compensates non-employee directors for services provided as directors of the Company. Through September 30, 2011, each non-employee director received $118,000 per year, to be paid in shares of the Company’s Common Stock on the last business day of each January, April, July and October based on the prior business day’s closing share price of the Company’s Common Stock as reported on the New York Stock Exchange. Following a 2011 study by PM&P which found that total compensation levels for our directors were below the median of industry peers (as identified in “Executive Compensation—Compensation Discussion and Analysis—Benchmarking”), effective October 1, 2011, board compensation was increased to $130,000 per year, payable in quarterly increments. Non-employee directors may elect to receive up to $50,000 of their annual compensation in the form of cash, with the remainder paid in shares of the Company’s Common Stock. Additionally, the Lead Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee receive $25,000, $20,000, $15,000 and $10,000, respectively. Additionally, each non-chair member of the Audit Committee, Compensation Committee and Governance and Nominating Committee receives $10,000, $7,500, and $5,000, respectively.

     Pursuant to our corporate governance guidelines, each of our non-employee directors is required to own our Common Stock equivalent to three times the annual board compensation (currently $130,000 per year) within five years of becoming a board member. The Compensation Committee reviews progress toward meeting these ownership requirements annually, and each of the nominees that have served on the Board of Directors for the requisite number of years exceed the ownership requirements.

     A Deferred Fee Plan was established by the Company for the benefit of its directors and their beneficiaries. A director may elect to defer all or part of his or her director’s fees to be earned in any calendar year by filing a deferred fee agreement with the Company no later than December 15 of the previous year. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director’s stock account is determined based on the market value of the Common Stock on the day the deferred director’s fees were earned. A director is entitled to receive the vested portion of the amounts credited to his or her deferred fee account on the earlier of the occurrence of a change of control or the time specified in such director’s fee agreement. The Deferred Fee Plan was amended by the Compensation Committee on May 30, 2008, for compliance purposes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

     The following table sets forth fees deferred into shares of Common Stock by directors under the Deferred Fee Plan.

	Number of Shares Credited to
	Deferred Fee Account
Name	2011	Total
Don DeFosset	6,118	21,793
David M. Fick	4,991	6,128
Richard B. Jennings	1,888	33,081
Robert C. Legler	7,801	49,635
Robert Martinez	2,069	36,230

Total	22,867	146,867

Code of Business Conduct

     Our directors, as well as our officers and employees, are also governed by our code of business conduct. Our code of business conduct is available on our website at http://www.nnnreit.com. Amendments to, or waivers from, a provision of the code of business conduct that applies to our directors, executive officers or employees will be posted to our website within four business days following the date of such amendment or waiver.

Executive Officers

     Our executive officers are listed below.

Name	Position
Craig Macnab	Chief Executive Officer
Julian E. Whitehurst	President and Chief Operating Officer
Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Paul E. Bayer	Executive Vice President and Chief Investment Officer
Christopher P. Tessitore	Executive Vice President, General Counsel and Secretary

     The backgrounds for Messrs. Whitehurst, Bayer and Tessitore are set forth below. The backgrounds of Messrs. Macnab and Habicht are described above at “PROPOSAL I - ELECTION OF DIRECTORS - Nominees.”

     Julian E. Whitehurst, age 54, has served as President of the Company since May 2006 and as Chief Operating Officer of the Company since June 2004. He also previously served as Executive Vice President of the Company from February 2003 to May 2006, as Secretary of the Company from May 2003 to May 2006 and previously served as General Counsel from 2003 to 2006. Prior to February 2003, Mr. Whitehurst was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. He is a member of ICSC and NAREIT and serves on the board of trustees and on the executive committee of Lake Highland Preparatory School.

     Paul E. Bayer, age 50, has served as Executive Vice President of the Company since January 2007 and as Chief Investment Officer since June 2010. He also previously served as Senior Vice President of the Company from September 2005 to December 2006. From September 1999 through September 2005, he served as Vice President of Leasing of the Company. Prior to September 1999, Mr. Bayer was a leasing agent at J. Donegan Company from 1994 through 1999. Mr. Bayer also previously served as a leasing agent for Combined Properties from 1992 until 1993 and as a marketing principal at Trammell Crow Company from 1988 until 1991. He is a member of ICSC.

     Christopher P. Tessitore, age 44, has served as Executive Vice President of the Company since January 2007, as General Counsel since February 2006 and as Secretary since May 2006. He also previously served as Senior Vice President and Assistant General Counsel of the Company from 2005 to 2006. Prior to March 2005, Mr. Tessitore was a shareholder at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., where he specialized in real estate acquisition, development and finance, as well as general business law. Mr. Tessitore previously served as the lead director and on the executive committee of BETA Center, Inc., and is a current member of the Advisory Board. He is a member of ICSC, NAREIT, and the Association of Corporate Counsel.

AUDIT COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company incorporated it by specific reference.

     Management is responsible for the Company’s financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.nnnreit.com. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act and the NYSE listing standards, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee.

     Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), issues regarding accounting and auditing principles and practices, and the adequacy of internal control over financial reporting that could significantly affect the Company’s financial statements.

     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

     Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC.

AUDIT COMMITTEE

Richard B. Jennings, Chairman
David M. Fick
Ted B. Lanier
Robert Martinez

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Executive Summary

     We design our executive compensation program in order to maintain our ability to attract and retain talented and experienced executive officers. Our Compensation Committee seeks to provide compensation that is not only competitive relative to our peer group, but also structured so as to align our executives’ short-term and long-term interests with the interests of our stockholders. Accordingly, the Compensation Committee seeks to incentivize our executive officers and emphasize pay-for-performance by basing a significant portion of compensation on achievement of critical success factors. The elements of our executives’ total compensation are primarily base salary, annual incentive compensation and long-term incentive compensation. We have designed a compensation program that makes a substantial percentage of executive pay variable, subject to increase and decrease based on performance and corporate target results relative to our peers.

     Executive Compensation Program. In 2011, the Compensation Committee approved annual incentive awards and long-term incentive awards. Annual incentives are tied to the achievement of performance goals based on our funds from operation (“FFO”) per share, excluding any impairments, and are subject to downward adjustment if our leverage ratio exceeds a cap established by the board. For 2011, the Committee approved long-term incentive compensation through grants of the following: (i) service-based restricted stock vesting ratably over four years; and (ii) cash awards, which shall be treated as performance units, the vesting of which is tied to three-year relative total shareholder return of the Company compared to a broad group of REIT peers as of December 31, 2013. In 2012, the Compensation Committee changed the long-term incentive compensation plan for 2012 to replace the granting of cash performance units with performance restricted stock.

     Restricted Stock. Restricted stock grants are intended to provide the named executive officers with a significant interest in the long-term performance of our stock. The Committee has elected to use awards of restricted stock instead of other equity awards, such as stock options, because, as a REIT, which pays a large portion of its annual earnings to stockholders in the form of dividends, we believe that restricted stock provides a better incentive and alignment of interest than stock options. The Committee has determined that our desired compensation objectives are better achieved by awarding restricted stock. The Company did not issue any stock options to its executive officers in 2011.

     2011 Business Results. The following are some of the highlights of our business results in 2011:

  Generated FFO per share excluding impairments of $1.57 per share and Adjusted FFO of $1.70 per share;

  Dividends increased to $1.53 per share marking the 22nd consecutive year of annual dividend increases;

  Invested $772.4 million in 218 properties at a projected 8.4% initial return on assets;

  Sold eight properties for $12.6 million;

  Balance sheet leverage and portfolio property occupancy remained at sector leading levels; and

  Delivered total return to shareholders of 5.6% for 2011 and annualized total return for the past 15 years of 11.8%.

     The common stock of the Company currently is traded on the NYSE under the symbol “NNN.” Set forth below is a line graph comparing the cumulative total stockholder return on NNN’s common stock, based on the market price of the common stock and assuming reinvestment of dividends, with the FTSE National Association of Real Estate Investment Trusts Equity Index (“NAREIT”) and the S&P 500 Index (“S&P”) for the five-year period commencing December 31, 2006, and ending December 31, 2011. The graph assumes an investment of $100 on December 31, 2006.

Comparison to Five-Year Cumulative Total Return

Indexed Total Return
(As of December 31, 2011)

     2011 Compensation Highlights. The following are some of the highlights related to the 2011 compensation of our executive officers:

  The Compensation Committee (for purposes of this discussion, the “Committee”) approved base salary increases ranging from 11.3% to 20.4% which resulted in all executive officers’ base salaries remaining at or below peer group median base salaries;

  The Compensation Committee approved non-equity annual incentive award opportunities ranging from 45% for “threshold” performance to 180% for “maximum” performance, expressed as a percentage of each executive’s base salary, subject to downward adjustment up to 20% of funded award levels if our leverage exceeded the 50% cap established by the board for 2011;

  Based on our FFO (excluding impairments) per share results, the Committee approved payment of non-equity incentive compensation for 2011 ranging from 135% to 180% of each executive officer’s base salary;

  The Committee approved total long-term incentive award opportunities for the three-year period ending December 31, 2013, ranging from 120% to 450% of each executive’s base salary, if any;

  The Committee engaged Mercer LLC (“Mercer”) and Pearl Meyer & Partners (“PM&P”) as third-party compensation consultants in order to assist in the development of the executive compensation program. Mercer and PM&P were not engaged for any non-compensation related services; and

  The Committee concluded that our compensation policies and practices do not promote unreasonable risk-taking behavior and are not reasonably likely to have a material adverse effect on the Company.

     2011 Say on Pay Voting Results

     In 2011, we submitted our executive compensation program to an advisory vote of our shareholders (also known as “Say on Pay”) for the first time. Approximately 95% of voting shareholders at the 2011 annual meeting approved our executive compensation program. The Committee considered such strong shareholder support as an endorsement of the Company’s executive compensation program and policies and the Committee intends to continue the pay-for-performance program that is currently in place. The Committee values the opinions of our stockholders and will continue to consider those opinions when making future executive compensation decisions.

     Objectives of Compensation Program

     We believe our success is largely attributable to the talent and dedication of our employees (whom we refer to as associates) and to the management and leadership efforts of our executive officers. Our goal is to establish a compensation program that will attract and retain talented corporate officers, motivate them to perform to their fullest potential, and align their long-term interests with the interests of our stockholders.

     What Our Compensation Program is Designed to Reward and Other Policies

     We believe that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and which aligns executives’ interests with those of the stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of improving stockholder value. Our Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior executive officers and that compensation provided to our executive officers remains competitive relative to the compensation paid to similarly situated executives of our peer companies. In making compensation decisions, the Committee considers the compensation practices and financial performance of REIT and other industry participants and from time to time receives assessments and advice regarding compensation practices from third party compensation consultants. In evaluating performance, the Committee considers quantitative and qualitative improvement in factors such as FFO per share based metrics, capital structure, absolute and relative stockholder returns, individual performance, and contribution to corporate goals and objectives. Additionally, the Committee takes into account our general performance, the executive officer’s past performance, the executive officer’s anticipated performance and contribution to our achievement of our long-term goals, and the position, level and scope of the executive officer’s responsibility.

     We believe that our compensation for executive officers, which includes the use of service based restricted stock awards, and performance based restricted stock awards or cash performance units result in a significant alignment of interest between these individuals and our stockholders. Under our corporate governance guidelines, within five years of becoming a Covered Person, as defined by the Compensation Committee, executive officers are required to own our Common Stock (including restricted stock) equal to a minimum of five times the annual base salary for CEO and three times their annual base salary for all other executive officers. The Compensation Committee reviews progress toward meeting these guidelines annually and each executive officer exceeds the stock ownership guidelines. In addition, beginning with all restricted stock grants in 2010, and continuing with all restricted stock grants in 2011 and 2012, the Compensation Committee eliminated tax gross ups on all such grants. The Compensation Committee does not intend to provide tax gross ups on any future restricted stock grants.

     Accounting and Tax Considerations

     We have selected compensation elements that help us achieve the objectives of our compensation program and not because of preferential financial accounting or tax treatment. However, when awarding compensation, the Committee is mindful of the accounting impact of the compensation expense of each compensation element. In addition, Section 162(m) of the Code provides that public companies cannot deduct for federal income tax purposes non-performance based compensation paid to certain named executive officers in excess of $1.0 million per year. While we have not adopted a policy requiring that all compensation be deductible and expect that we may pay compensation that is not deductible when necessary to achieve our compensation objectives, we consider the consequences of Section 162(m). Under our 2007 Performance Incentive Plan, a portion of our future restricted stock awards are intended to be performance-based grants that are exempt from the deduction limits of Section 162(m).

     Benchmarking

     In 2010, the Compensation Committee undertook an extensive review of the compensation of our executive officers as compared to the compensation of executive officers of companies in our peer group. In connection with this review, the Committee, with the assistance of Mercer, determined that our peer group included Acadia Realty Trust, Cedar Shopping Centers, Corporate Office Properties, Digital Realty Trust, Entertainment Properties Trust, Equity One, Inc., Federal Realty Investment Trust, Highwoods Properties, Realty Income Corporation, Regency Centers Corporation, Tanger Factory Outlet Centers, Taubman Centers, Inc., UDR, Inc., and Weingarten Realty Investment Trust (the “2010 peer group”). Mercer provided the Committee with a detailed analysis of the compensation of our executive officers as compared to the executive officers of companies in our peer group, with the overall strategy of providing total pay opportunities comparable to those provided by industry peers. The 2010 peer group consisted of 14 publicly-traded REITs operating across a variety of property sectors, with a primary focus on the retail sector, recognizing that the Company competes with REITs across all property sectors for capital and executive talent. Compared with the 2010 peer group, the Company’s total assets and equity market capitalization was between the 50th and 75th percentiles. For the past one, three, five, ten and fifteen years ending December 31, 2011, our total return to shareholders has exceeded the median and the average total return of the 2010 peer group.

     We believe that our compensation, benchmarked against our peer group, provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value creation, and encourages executive recruitment and retention. The Committee benchmarked base salary and total compensation against the 2010 peer group, generally targeting the 50th percentile (median) of the compensation of the 2010 peer group. Compared with the 2010 peer group, 2010 base salaries for each of our executive officers were below the market median, ranging from 86% to 92% of (i.e. 8% to 14% below) the 2010 peer group median. Cash compensation for each of our executive officers, comprised of base salary and “target” annual cash incentive bonus, was in line with the 2010 peer group median. Total compensation for our executive officers, including base salary, “target” cash bonus and “target” equity incentive awards, ranged from 90% to 110% of the 2010 peer group median, with aggregate pay for our five executive officers equal to 95% of the 2010 peer group median.

     In 2011, the Committee reviewed the industry peer group composition, with the assistance of PM&P. Based on this review, Cedar Shopping Centers, Digital Realty Trust, and UDR were removed from the peer group, due to differences in size compared with the Company and other peer companies, and were replaced with Biomed Realty Trust, Lexington Realty Trust, and Omega Healthcare Investors, each of which engages in a triple net leasing strategy similar to us. The revised peer group (the “2011 peer group”) consists of 14 publicly-traded REITs, 11 of which were included in the 2010 peer group. Our total assets and equity market capitalization as of December 31, 2011, are between the 50th and 75th percentiles of the 2011 peer group. This revised peer group was included in PM&P’s 2011 review of non-employee director compensation, and is also being considered by the Committee in the determination of 2012 pay opportunities for executive officers.

     2011 Executive Compensation Components and How They Relate to Our Objectives

     For the fiscal year ended December 31, 2011, base salary, annual incentive compensation (in the form of a cash bonus) and long-term incentive compensation were the principal components of compensation for the named executive officers. Executives also receive certain benefits and other perquisites. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

     The differences in the amounts of compensation awarded to the named executive officers are primarily a result of comparing each executive’s compensation against corresponding market values for industry peers and giving consideration to differences in position and responsibilities among the Company’s named executive officers. We disclosed above the companies determined, with the assistance of a third-party compensation consultant, to be in our peer group. The responsibilities for each named executive officer are as follows: (i) Mr. Macnab, our Chairman and Chief Executive Officer, is responsible for developing, defining, implementing and executing the Company’s corporate strategy, policies, mission, philosophy, goals and objectives; (ii) Mr. Whitehurst, our President and Chief Operating Officer, is responsible for overseeing the day-to-day operations of the Company including its acquisitions, dispositions, development, property management, underwriting, structured finance, human resources, and legal departments; (iii) Mr. Habicht, our Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, is responsible for overseeing all capital, financial reporting, tax, information technology and corporate communication matters of the Company and assisting the corporate secretary with his duties; (iv) Mr. Bayer, our Executive Vice President of Portfolio Management and Chief Investment Officer, is responsible for overseeing the leasing, asset management, due diligence and underwriting groups of the Company; and (v) Mr. Tessitore, our Executive Vice President, General Counsel and Secretary, is responsible for overseeing all legal matters involving the Company, all insurance matters, certain risk management matters, and maintaining corporate minutes for board, committee, stockholder and other meetings. Our Compensation Committee believes that the different levels of compensation provided to the named executive officers are commensurate to the responsibilities of each named executive officer.

     Base Salary

     The Compensation Committee sets and adjusts the base salaries of our named executive officers based on the qualifications, experience, scope of responsibilities and past performance of each named executive officer, the practices of and salaries awarded by our peer group, and other factors deemed appropriate by the Committee. The base salary of each executive officer has been below the peer group median in recent years. Based on these criteria and consistent with the Committee’s plan to make base salaries more comparable to the median base salaries of the peer group, the Committee approved 2011 base salary increases for our executive officers ranging from 11.3% to 20.3% (15.1% weighted average). After these increases, 2011 base salaries were approximately at median levels for the 2010 peer group, ranging from 99% to 100% of median levels, with aggregate competitiveness for our top five executive officers equal to 99% of the peer group median. In 2012, the Committee intends to adjust executive base salaries to projected market median levels for the 2011 peer group, consistent with targeted positioning under our executive compensation philosophy.

     Annual Incentive Compensation

     Cash Incentive Bonus. We believe that a significant portion of each executive officer’s total compensation should be provided in the form of incentive compensation. For 2011, the Committee approved annual cash incentive bonus compensation based upon per share profitability tempered with potential reductions in bonus amounts if balance sheet leverage rose above 50%. Profitability was based on FFO per share, excluding impairments, and ranged from $1.41 per share for “threshold” performance to $1.49 per share for “target” level performance to $1.54 per share for “maximum” performance. As a percentage of each executive officer’s base salary, the Committee approved annual cash incentive bonus compensation ranging from 45% to 60% (52% weighted average) for “threshold” performance, 90% to 120% (103% weighted average) for “target” performance and 135% to 180% (155% weighted average) for “maximum” performance. Each executive officer’s bonus opportunity for threshold, target and maximum performance is set forth in the table below. Straight line interpolation is used to determine awards for results in between performance levels. The Committee reserved the right, in its sole discretion, to review and further modify the executive compensation program.

	2011 Annual Cash Incentive Bonus Opportunity
	(as % of Base Salary)
Position	Threshold	Target	Maximum	2011 Actual
Chairman & Chief	60%	120%	180%	180%
Executive Officer
President & Chief	50%	100%	150%	150%
Operating Officer
EVP, CFO, Asst	50%	100%	150%	150%
Secretary, & Treasurer
EVP & Chief	45%	90%	135%	135%
Investment Officer
EVP, General Counsel,	45%	90%	135%	135%
& Secretary

     Based on our actual 2011 FFO per share results of $1.57 per share (excluding impairments), the Committee approved payment of annual cash incentive bonus compensation pursuant to the Executive Compensation Program ranging from 135% to 180% (155% weighted average) of base salary with actual amounts for each executive officer set forth in the table above. Additionally, the Committee determined that these payments were consistent with the strong performance of the executive management team. These bonus awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

     Long-Term Incentive Compensation

     For 2011, the Committee approved long-term incentive compensation opportunities for executive officers provided through an equally weighted mix of performance units and service-based restricted stock. Vesting for performance units, payable in cash, is tied to our total shareholder return relative to other REITs for the three-year period ending December 31, 2013. Performance comparisons for both performance shares and performance units are made relative to all Retail REITs and all Equity REITS in the NAREIT Index, with each equally weighted. The Committee chose these comparator groups to allow for performance assessments within our applicable property sector as well as within a broader group of REITs. In each case, threshold performance is set at the 33rd percentile, target at the 50th percentile, and maximum at the 75th percentile versus the comparator groups. Service-based restricted shares vest annually over four years to enhance retention and promote longer-term equity ownership. As a percentage of each executive officer’s base salary, the performance-based compensation opportunity ranges from 40% to 75% (55% weighted average) for 33rd percentile “threshold” performance, from 80% to 150% (110% weighted average) for 50th percentile “target” performance and from 160% to 300% (220% weighted average) for 75th percentile “maximum” performance. Each executive officer’s long-term incentive compensation award opportunity for threshold, target and maximum performance is set forth in the table below.

	2011 Target Long-Term Incentive Award Opportunity
	(as % of Salary)
Position	Performance Units	Restricted Stock	Total Target
			Award
Chairman & Chief Executive Officer	150%	150%	300%
President & Chief Operating Officer	100%	100%	200%
EVP, CFO, Assistant Secretary, & Treasurer	100%	100%	200%
EVP & Chief Investment Officer	80%	80%	160%
EVP, General Counsel, & Secretary	80%	80%	160%

     For performance unit grants, 50% of the corresponding target award opportunity is earned for threshold performance, 100% for target performance, and 200% for superior performance. Straight line interpolation is used to determine awards for results in between performance levels.

     In setting long-term incentive award levels for 2011, the Committee considered resulting total compensation, including base salary, bonus awards, and long-term incentives compared against median total compensation of executive officers at companies in our 2010 peer group. The number of shares of service based restricted stock and performance shares granted was based on the average closing share price of our Common Stock for ten days prior to the grant date ($24.621 per share). Accordingly, the Committee approved grants of service based restricted stock to Messrs. Macnab (37,163 shares), Whitehurst (18,277 shares), Habicht (15,231 shares), Bayer (8,935 shares), and Tessitore (8,935 shares) as shown in the Grants of Plan-Based Awards Table. These shares of restricted stock shall vest pro-rata over a four-year period.

     The executive officers are entitled to receive dividends on unvested shares of service-based restricted stock. Dividends payable on performance-based restricted stock will accumulate and be payable to the executive officers only if and to the extent the shares vest. No tax gross ups shall be paid on any service based restricted stock nor on any performance based restricted stock.

     Benefits and Other Perquisites

     We provide benefits to our executive officers under the National Retail Properties, Inc. Retirement Plan. We do not sponsor a defined benefit pension plan for our executive officers or any other associates. Our executive officers are eligible to receive, on the same basis as other associates, employer matching contributions under the plan. This allows our executive officers to save for retirement on a tax-deferred basis through the Section 401(k) savings feature of the plan, with the Company-funded portion of these benefits based on matching the contributions of the executive officers.

     Our executive officers are also eligible to participate in the other employee benefit and welfare plans that the Company maintains on similar terms as associates who meet applicable eligibility criteria.

     We do not consider perquisites to be a principal component of our executive officers’ compensation. Costs attributed to the perquisites and other personal benefits afforded to the named executive officers for the fiscal year ended December 31, 2011, are shown in the “Other Compensation” column of the Summary Compensation Table below.

     We believe that our executive officer benefit and perquisite programs provided are reasonable and competitive with benefits and perquisites provided to executive officers of other REITs, and are necessary to sustain a fully competitive executive compensation program.

Executive Compensation Tables

     The following table shows total compensation paid or earned by the named executive officers for the fiscal years ended December 31, 2011, 2010, and 2009.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)	($)(1)	($)	($)(2)	($)	($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig Macnab	2011	$610,000	--	$908,635	--	$1,098,000	--	$133,848	$2,750,483
Chief Executive Officer	2010	$548,000	--	$2,632,057	--	$407,086	--	$109,666	$3,696,809
	2009	$525,000	--	$1,497,120	--	$525,000	--	$12,197	$2,559,317

Julian E. Whitehurst	2011	$450,000	--	$446,873	--	$675,000	--	$71,414	$1,643,287
President and Chief	2010	$374,000	--	$1,363,283	--	$268,746	--	$66,637	$2,072,666
Operating Officer	2009	$340,000	--	$727,179	--	$340,000	--	$17,883	$1,425,062

Kevin B. Habicht	2011	$375,000	--	$372,398	--	$562,000	--	$67,082	$1,376,480
Executive Vice	2010	$333,000	--	$1,164,514	--	$190,286	--	$66,192	$1,753,992
President, Chief	2009	$315,000	--	$673,698	--	$315,000	--	$12,197	$1,315,895
Financial Officer,
Assistant Secretary &
Treasurer

Paul E. Bayer	2011	$275,000	--	$218,461	--	$371,250	--	$43,560	$908,271
Executive Vice	2010	$235,000	--	$613,223	--	$161,143	--	$41,024	$1,050,390
President and Chief	2009	$215,000	--	$347,552	--	$215,000	--	$20,664	$798,216
Investment Officer

Christopher P. Tessitore	2011	$275,000	--	$218,461	--	$371,250	--	$43,461	$908,172
Executive Vice	2010	$235,000	--	$613,223	--	$161,143	--	$37,212	$1,046,578
President, General	2009	$215,000	--	$347,552	--	$215,000	--	$14,218	$791,770
Counsel and Secretary
____________________

(1)	The amounts in column (e) represent the grant date fair value with respect to the fiscal year in accordance with FASB ASC Topic 718. Further information regarding the valuation of stock awards and any assumptions made can be found in Note 20 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011. Assuming “maximum” performance is achieved versus “target” performance as is assumed in the table above, the fair value of the 2010 grants would result in: Mr. Macnab - $3,015,521; Mr. Whitehurst - $1,550,220; Mr. Habicht - $1,330,953; Mr. Bayer - $695,448; and Mr. Tessitore - $695,448.
(2)	The amounts in column (g) represent the annual incentive cash bonuses awarded to the named executive officers, which are discussed on page 20 under “Compensation Discussion and Analysis - Annual Incentive Compensation (Cash Incentive Bonus).”
(3)	The amounts in column (i) represent:

  reimbursement payments for taxes incurred in connection with the vesting of restricted stock awards granted prior to 2010 which vested during 2011, 2010, and 2009, ($121,397, $97,214, and $0, respectively, for Mr. Macnab, $58,963, $54,185, and $5,686, respectively, for Mr. Whitehurst, $54,630, $53,740, and $0, respectively, for Mr. Habicht, $31,363, $28,827, and $8,509, respectively, for Mr. Bayer, and $31,363, $25,114, and $2,063, respectively, for Mr. Tessitore). No tax reimbursements will be provided for vesting of restricted stock granted to executive officers after 2009;

  the Company’s contribution to the Company’s 401(k) plan on behalf of each of the named executive officers in an amount of $11,900 in 2011, 2010, and 2009; and
  life insurance premiums paid by the Company with respect to life insurance for the benefit of the named executive officers during 2011, 2010, and 2009, ($552, $552, and $297, respectively, for each of Messrs. Macnab, Whitehurst, and Habicht, and $297, $297, and $255, respectively, for Mr. Bayer, and $198, $198, and $255, respectively, for Mr. Tessitore).

     The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers of the Company during or for the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards

										All Other Option
										Awards:	Exercise
									All Other	Number of	or Base	Grant Date
									Stock Awards:	Securities	Price of	Fair Value
									Number of	Underlying	Option	of Stock
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of Stock	Options	Awards	and Option
Name	Grant Date		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			or Units (#)	(#)	($/Sh)	Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Craig Macnab		(1)	--	--	$1,098,000	--	--	--	--	--	--	--
	02/16/11	(2)	--	--	--	--	--	--	37,163	--	--	$908,635
	02/16/11	(3)	$457,500	$915,000	$1,830,000	--	--	--	--	--	--	--

Julian E.		(1)	--	--	$675,000	--	--	--	--	--	--	--
Whitehurst	02/16/11	(2)	--	--	--	--	--	--	18,277	--	--	$446,873
	02/16/11	(3)	$225,000	$450,000	$900,000	--	--	--	--	--	--	--

Kevin B. Habicht		(1)	--	--	$562,000	--	--	--	--	--	--	--
	02/16/11	(2)	--	--	--	--	--	--	15,231	--	--	$372,398
	02/16/11	(3)	$187,500	$375,000	$750,000	--	--	--	--	--	--	--

Paul E. Bayer		(1)	--	--	$371,250	--	--	--	--	--	--	--
	02/16/11	(2)	--	--	--	--	--	--	8,935	--	--	$218,461
	02/16/11	(3)	$110,000	$220,000	$440,000	--	--	--	--	--	--	--

Christopher P.		(1)	--	--	$371,250	--	--	--	--	--	--	--
Tessitore	02/16/11	(2)	--	--	--	--	--	--	8,935	--	--	$218,461
	02/16/11	(3)	$110,000	$220,000	$440,000	--	--	--	--	--	--	--
____________________

(1)	The amounts shown in columns (c)-(e) reflect the annual incentive cash bonus potential under the Executive Compensation Program. The actual cash bonus amounts earned by each named executive officer in 2011 are reported under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. For a detailed discussion, see “Compensation Discussion and Analysis - Annual Incentive Compensation (Cash Incentive Bonus)” above.
(2)	The amounts shown in column (i) reflect the service-based restricted stock earned in 2010 and issued under our Restricted Stock Plan in 2011. The service-based restricted stock was issued because of the Company’s achievement of its 2010 earnings targets. These shares are only subject to time-based vesting and vest 25% per year over a four-year period.
(3)	The amounts shown in columns (c), (d) and (e) reflect the long-term incentive cash bonus potential under the Executive Compensation Program. The potential cash bonus is based on our FFO per share performance relative to other REITs for the three-year period ending December 31, 2013.

     The following table sets forth certain information with respect to equity awards outstanding as of December 31, 2011, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards

									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
			Equity					Awards:	Market or
			Incentive Plan					Number of	Payout
	Number		Awards:					Unearned	Value of
	of	Number of	Number of			Number of		Shares,	Unearned
	Securities	Securities	Securities			Shares or	Market Value	Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	of Shares or	Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Units of Stock	Rights	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	That Have Not	That Have	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Craig Macnab	--	--	--	--	--	213,462 (1)	$5,631,128	38,717 (4)	$1,021,354
								43,285 (5)	$1,141,858

Julian E. Whitehurst	--	--	--	--	--	106,874 (2)	$2,819,336	18,874 (4)	$497,896
								19,119 (5)	$504,359

Kevin B. Habicht	--	--	--	--	--	93,756 (3)	$2,473,283	16,805 (4)	$443,316
								18,926 (5)	$499,268

Paul E. Bayer	--	--	--	--	--	49,417 (6)	$1,303,620	8,302 (4)	$219,007

Christopher P.	--	--	--	--	--	50,531 (7)	$1,333,008	8,302 (4)	$219,007
Tessitore
____________________

(1)	The restricted shares vest as follows: 50,287 in 2012; 120,738 in 2013; 33,146 in 2014, and 9,291 in 2015.
(2)	The restricted shares vest as follows: 23,736 in 2012; 62,403 in 2013; 16,166 in 2014, and 4,569 in 2015.
(3)	The restricted shares vest as follows: 21,911 in 2012, 53,583 in 2013; 14,454 in 2014, and 3,808 in 2015.
(4)	The amounts shown in columns (i) and (j) reflect the long-term performance-based stock in 2011. The amount of the performance-based stock that will vest is based upon the Company’s FFO per share performance relative to other REITs for the three-year period ended December 31, 2013. For a detailed discussion of the long-term incentive compensation, see “Compensation and Discussion Analysis - Long-Term Incentive Compensation.”
(5)	The amounts shown in columns (i) and (j) reflect the performance restricted stock issued under our Restricted Stock Plan in 2008. The performance restricted stock was issued because of the Company’s achievement of its 2008 earnings targets. The performance restricted stock issued in 2008 will fully vest (as shown in column (g)) as follows:

  if we have satisfied a cumulative total return target during the period beginning January 1, 2008, and ending after January 1, 2010, and before January 1, 2013, or if we have achieved an annual FFO per share based target at December 31, 2010, 2011, or 2012.
In addition, 50% of the awards would vest upon the achievement of a lower set of annualized total return and FFO per share targets. On or before January 1, 2013, an interpolated number of shares of performance restricted stock will vest if we have achieved the 50% vesting targets, but not the 100% vesting targets.

(6)	The restricted shares vest as follows: 10,770 in 2012; 28,740 in 2013; 7,673 in 2014, and 2,234 in 2015.
(7)	The restricted shares vest as follows: 11,884 in 2012; 28,740 in 2013; 7,673 in 2014, and 2,234 in 2015.

     The following table sets forth certain information with respect to stock options that were exercised and restricted and performance-based stock that vested during the fiscal year ended December 31, 2011.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Craig Macnab	--	--	81,163	$2,145,598

Julian E. Whitehurst	--	--	39,042	$1,032,308

Kevin B. Habicht	--	--	35,483	$938,040

Paul E. Bayer	--	--	9,736	$258,004

Christopher P. Tessitore	--	--	10,852	$287,578

Equity Compensation Plan Information

     The following table provides information regarding the Company’s equity compensation plans as of December 31, 2011:

Number of securities
remaining available for future
	Number of securities to		issuance under equity
	be issued upon exercise of	Weighted average exercise	compensation plans
	outstanding options,	price of outstanding options,	(excluding securities reflected
	warrants and rights (2)	warrants and rights (2)	in column (a)
Plan category	(a)	(b)	(c)
Equity compensation plans
approved by security holders (1)	5,000	$14.57	4,690,814

Equity compensation plans not
approved by security holders	-	-	-

Total	5,000	$14.57	4,690,814
____________________

(1)	Consists entirely of common shares authorized for issuance under the 2007 Performance Incentive Plan.
(2)	Excludes 900,573 restricted shares granted and 146,867 phantom shares credited under the Deferred Fee Plan for Directors. No exercise price is required to be paid upon the vesting of restricted shares.

Potential Payments Upon Termination or Change of Control

     Effective December 1, 2008, the Company entered into new employment agreements with Messrs. Macnab, Whitehurst, Habicht, Bayer and Tessitore, each as amended effective November 8, 2010, in order to comply with Section 409A of the Code. Each employment agreement is subject to automatic successive two-year renewals unless one party provides written notice to the other party of non-renewal 60 days prior to the expiration date of the agreement. The initial expiration date for each employment agreement was as follows: (a) May 16, 2011, for Mr. Macnab; (b) August 17, 2011, for Messrs. Habicht and Whitehurst; and (c) January 2, 2011, for Messrs. Bayer and Tessitore. Messrs. Macnab, Habicht, Whitehurst, Bayer, and Tessitore are collectively referred to herein as the “Executives” and each, an “Executive.” Each agreement contains severance provisions that provide for payment to the Executive upon the occurrence of certain events, including death or disability, termination by the Company for “cause” or by the Executive without “good reason,” termination by the Company without “cause” or by the Executive with “good reason,” and termination upon expiration of the employment agreement. In the event the Executive is unable to perform his job duties due to death or disability, each agreement provides for payment of his accrued salary, a prorated performance bonus and, for a period of one year following termination of the agreement due to death, health benefits under the Company’s health plans and programs to the Executive’s dependents. In the event the Executive is terminated by the Company for “cause” or the Executive terminates his employment agreement without “good reason,” the Executive is entitled to his accrued salary and benefits prior to the date of termination.

     Each agreement and the Executive Compensation Program also contain severance provisions that call for payment to the Executive of the following amounts in the event that he is terminated without “cause” or he resigns for “good reason”:

  accrued and unpaid salary through the date of termination;

  a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective annual salary;

   a cash payment equal to 200% (with respect to Messrs. Bayer and Tessitore), 250% (with respect to Messrs. Habicht and Whitehurst), and 300% (with respect to Mr. Macnab) of his respective average bonus for the last three years of employment under the agreement;

  immediate vesting of his service-based restricted stock awards, stock options and other equity awards, all performance-based awards will be allowed to run their course to determine the performance level, and the executive officers will receive such award upon vesting;

  for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

  in the event of such a termination upon or after a “change of control,” a prorated annual non-equity bonus at the target level for the year in which termination occurred.

     Under each employment agreement and the Executive Compensation Program, in the event the agreement naturally terminates at the end of its term because the Company elects not to renew, the Executive will be entitled to the following severance payments:

  accrued and unpaid salary through the date of termination;

  a cash payment equal to 100% of his annual salary;

  if the non-renewal is at the end of the initial term, immediate vesting of his service-based restricted stock awards, stock options and other equity awards that are exclusively time-based vesting, whereas if the non-renewal is at the end of a renewal term, his service-based restricted stock awards will accelerate on a pro rata amount based on the date of termination; all performance-based units and restricted stock awards will be allowed to run their course to determine the performance level and the executive officers will receive a pro rata share based on the date of termination;

  for a period of one year after termination (but in no event after the Executive becomes eligible to receive benefits of the same type from another employer), health benefits under the Company’s health plans and programs generally available to senior executives of the Company; and

  a prorated annual non-equity bonus at the target level for the year in which termination occurred.

     In addition to the foregoing payments, each Executive will be entitled to gross-up payments to the extent such payments result in the imposition of excise tax, interest or penalties.

     “Cause” is defined in each Executive’s agreement as the Executive’s:

  conviction of (or pleading nolo contendere to) an indictment or information that is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment of information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries;

  the continued failure by Executive substantially to perform his duties or to carry out the lawful written directives of the Board of Directors;

  material breach of a fiduciary duty, including disclosure of any conflicts of interest that are known to the Executive, or with reasonable diligence should be known, relating to Executive’s employment with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company or any of its majority-owned subsidiaries; or

  material breach of the non-competition and confidentiality clauses set forth in his employment agreement.

     “Good reason” is defined in each agreement, unless otherwise consented to by Executive, as:

  a material reduction in Executive’s position, authority, duties or responsibilities;

  a reduction in the annual salary of Executive;

  the relocation of Executive’s office to more than 50 miles from the Company’s principal place of business in Orlando, Florida;

  the Company’s material breach of his employment agreement;

  the Company’s failure to obtain an agreement from any successor to the business of the Company by which the successor assumes and agrees to perform his employment agreement; or

  with respect to Mr. Macnab, a change in Executive’s reporting responsibilities such that he is no longer reporting directly to the Board of Directors.

     “Change of control,” as defined in each agreement, means:

  a “person” or “group” (which terms shall have the meaning they have when used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, any corporation owned directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes (other than solely by reason of a repurchase of voting securities by the Company), the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the combined voting power of the Company’s then total outstanding voting securities, provided, however, that in no event shall a change of control for purposes of each agreement be deemed to have arisen merely by virtue of a “person” or “group” having become a direct or indirect owner of Company securities (such that a change of control would otherwise have been deemed to have occurred), if the Executive is a member of such person or group; or

  the Company consolidates with or merges with or into another corporation or partnership or conveys, transfers or leases, in any transaction or series of transactions, all or substantially all of its assets to any corporation or partnership, or any corporation or partnership consolidates with or merges with or into the Company, in any event pursuant to a transaction in which the outstanding voting stock of the Company is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding voting securities of the Company are changed into or exchanged for voting securities of the surviving corporation and (ii) the persons who were the beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own immediately after such transaction 50% or more of the total outstanding voting power of the surviving corporation, or the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     The amount of compensation payable to each Executive upon any termination is shown below. All estimates are based on an assumed termination date of December 31, 2011. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Termination Upon Death or Disability

			Early Vesting of
			Incentive Awards
Name	Salary (1)	Bonus	(2)	Other (3)	Total
Craig Macnab	$101,667	$732,000	$8,212,141	$10,821	$9,056,629
Julian E. Whitehurst	$75,000	$450,000	$4,055,344	$11,562	$4,591,906
Kevin B. Habicht	$62,500	$375,000	$3,573,244	$11,562	$4,022,306
Paul E. Bayer	$45,833	$247,500	$1,758,434	$11,562	$2,063,329
Christopher P. Tessitore	$45,833	$247,500	$1,787,821	$11,562	$2,092,716
____________________

(1)	Payable in the case of death only and represents payment of two months of the Executive’s salary.
(2)	Represents early vesting of certain service-based and performance-based cash and/or stock awards.
(3)	Represents payment of health benefits for spouse and dependents of Executive for one year following the event of death.

Termination by the Company without Cause; Termination by Executive for Good Reason

			Early Vesting of
			Incentive Awards		Change of Control
Name	Severance Amount		(4)	Other (5)	Payment (6)	Total
Craig Macnab	$3,860,086	(1)	$8,212,141	$373,375	$732,000	$13,177,602
Julian E. Whitehurst	$2,194,788	(2)	$4,055,344	$187,662	$450,000	$6,887,794
Kevin B. Habicht	$1,827,322	(2)	$3,573,244	$174,709	$375,000	$5,950,275
Paul E. Bayer	$1,048,262	(3)	$1,758,434	$95,727	$247,500	$3,149,923
Christopher P. Tessitore	$1,048,262	(3)	$1,787,821	$95,727	$247,500	$3,179,310
____________________

(1)	Represents a cash payment of 300% of annual salary payable in equal installments over a 12-month period, and a cash payment of 300% of Mr. Macnab’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(2)	Represents a cash payment of 250% of annual salary payable in equal installments over a 12-month period, and a cash payment of 250% of Mr. Habicht’s and Mr. Whitehurst’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(3)	Represents a cash payment of 200% of annual salary payable in equal installments over a 12-month period, and a cash payment of 200% of Mr. Bayer’s and Mr. Tessitore’s average annual bonus for the three contract years preceding termination, payable in equal installments over a 12-month period.
(4)	Represents early vesting of certain service-based and performance-based cash and/or stock awards. Certain awards that are to be paid based upon actual future performance were calculated assuming “target” performance. If “maximum” performance is achieved, the payout of early vesting would result in: Mr. Macnab - $9,510,741; Mr. Whitehurst - $4,692,344; Mr. Habicht - $4,114,744; Mr. Bayer - $2,060,684; and Mr. Tessitore - $2,090,071.
(5)	Represents payment of health benefits, health plans and other perquisites.
(6)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum if the Executive is terminated upon or following a change of control.

Termination upon Expiration of the Employment Agreement

	Severance	Early Vesting of
Name	Amount (1)	Incentive Awards (2)	Other (3)	Bonus (4)	Total
Craig Macnab	$610,000	$7,046,773	$373,375	$732,000	$8,762,148
Julian E. Whitehurst	$450,000	$3,493,327	$187,662	$450,000	$4,580,989
Kevin B. Habicht	$375,000	$3,081,578	$174,709	$375,000	$4,006,287
Paul E. Bayer	$275,000	$1,533,489	$95,727	$247,500	$2,151,716
Christopher P. Tessitore	$275,000	$1,562,876	$95,727	$247,500	$2,181,103
____________________

(1)	Represents cash payment of 100% of annual salary payable in equal installments over a 12-month period.
(2)	Represents early vesting of certain service-based and performance-based cash and/or stock awards.
(3)	Represents payment of health benefits, health plans and other perquisites for one year following termination.
(4)	Represents a cash payment of prorated annual bonus at the “target” level for the year of termination, payable in a single sum.

COMPENSATION COMMITTEE REPORT

     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act except to the extent that the Company incorporated it by specific reference.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, both filed with the SEC.

COMPENSATION COMMITTEE

Robert C. Legler, Chairman
Don DeFosset
David M. Fick
Robert Martinez

PROPOSAL II

ADVISORY VOTE ON EXECUTIVE COMPENSATION

     The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement.

     As described in detail under the heading “Executive Compensation-Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our named executive officers, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2011 compensation of our named executive officers.

     The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

     While this vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our named executive officers.

     The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL III

RE-APPROVAL OF MATERIAL TERMS OF PERFORMANCE OBJECTIVES
FOR THE 2007 PERFORMANCE INCENTIVE PLAN

     The Board of Directors recommends that stockholders re-approve the material terms of the performance objectives for performance-based awards under our 2007 Performance Incentive Plan (the “Plan”) to preserve our ability to deduct compensation associated with future performance-based awards that are subject to the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Background

     The Board of Directors adopted the Plan on March 12, 2007 to assist the Company and its affiliates in the recruitment and retention of highly qualified employees and directors by providing an incentive compensation plan to reward such individuals for their contribution to the growth and success of our businesses. Our stockholders approved the Plan at the Company’s Annual meeting held on May 16, 2007.

     Certain awards granted under the Plan are intended to qualify as performance-based compensation pursuant to Section 162(m). Section 162(m) generally limits the tax deductibility of compensation paid to the chief executive officer and the three most highly compensated officers (other than the chief financial officer) to $1,000,000 per covered executive, but there is an exception to this limitation for “performance-based compensation.” Qualified performance-based compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals.

     In order for awards granted under the Plan to continue to be eligible for the performance-based compensation exception to Section 162(m), every five years our stockholders must re-approve the material terms of the performance objectives applicable to such awards under the Plan. Since our stockholders last approved such material terms when they approved the Plan at the 2007 Annual Meeting, the material terms of the performance objectives under the Plan are being submitted for re-approval at this 2012 Annual Meeting so that amounts payable under the Plan for applicable awards will qualify as performance-based compensation for purposes of and be exempt from the limitation on deductibility imposed under Section 162(m).

Protective Features of the Plan. The Plan includes the following features that protect the interests of our stockholders:

  The Plan limits the number of shares underlying Plan grants to any individual for each year.

  The Plan requires that stock option awards have an exercise price that is not less than 100% of fair market value on the date of the grant (or not less than 110% for any stock option granted to a 10% owner of the Company that is intended to qualify as an incentive stock option).

  The Company may not, without the consent of our stockholders, adjust the exercise price of outstanding stock options granted under the Plan whose exercise price exceeds the then current fair market value (“underwater options”) or cancel such underwater options and replace them with new Plan awards.

  The Company may not make certain amendments to the Plan without obtaining stockholder approval, including any amendment considered “material” under New York Stock Exchange rules or under the Section 162(m) regulations. The Plan has not been amended since its adoption in 2007.

  The Committee administering the Plan consists solely of two or more independent, non-employee directors who are “outside directors” within the meaning of Section 162(m) and who are “independent” within the meaning of the Securities Exchange Act of 1934 and New York Stock Exchange rules.

Performance-Based Compensation under the Plan

     Stock options and stock appreciation rights granted under the Plan are designed with the intention that they shall be treated as performance-based compensation exempt from the deduction disallowance rule of Section 162(m). In addition, stock option awards, stock appreciation rights, stock bonus awards, restricted stock awards, deferred share awards, performance share or performance unit awards and other stock-based awards may be intended to qualify as performance-based compensation under Section 162(m) by making payment under such awards contingent on the attainment of one or more of the specified performance objectives described below.

Performance Objectives. The Plan provides the following list of enumerated performance objectives applicable to awards intended to qualify as performance-based compensation under Section 162(m):

specified levels of or increases in our or a business unit’s revenue; return on equity; earnings per share; total earnings; earnings growth; return on capital; return on assets; economic value added; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; sales growth; gross margin return on investment; increases in the fair market value of the shares (including, but not limited to, growth measures and total stockholder return); funds from operations; funds from operations per share; net operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; increase in net present value; expense targets; or obtaining additional or retaining existing customer contracts.

Eligibility. All of our officers and employees, and those of our affiliates, are eligible to participate in the Plan. Our directors and other persons that provide consulting services to us and our affiliates are also eligible to participate in the Plan.

Limitations. Certain limitations apply to awards granted under the Plan, including awards intended to qualify as performance-based compensation under Section 162(m). These limitations are as follows: No one participant may be granted awards for more than 500,000 shares of common stock in any one calendar year, and the maximum number of performance units that may be granted to a participant in any one calendar year is 2,000,000 for each full or fractional year included in the performance period for the award granted during the calendar year. These limitations, and the terms of outstanding awards, will be adjusted without the approval of our stockholders as deemed appropriate in the event of a stock dividend, stock split, reclassification of stock or similar event.

Additional Information about the Plan

     A summary of the material terms of the Plan is provided in Annex A, and a copy of the Plan can be found in Annex A to the Company’s 2007 Annual Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2007.

     The Board of Directors believes that it is in the best interests of our company and our stockholders to receive the full income tax deduction for performance-based compensation paid under the Plan. Failure to obtain stockholder re-approval will not affect the rights of participants under the Plan or under any outstanding award agreements. To re-approve the material terms of the performance objectives under the Plan, a majority of the shares present and voting must vote “FOR” the re-approval of such material terms. Unless you direct otherwise, if you grant a proxy your shares will be voted “FOR” the proposal to reapprove the material terms of the Plan.

     The Board of Directors unanimously recommends a vote FOR re-approval of the material terms of the performance objectives under the 2007 Performance Incentive Plan.

PROPOSAL IV

APPROVE AN AMENDMENT TO OUR CHARTER TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors of the Company has unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a proposal to amend the Company's articles of incorporation to increase the number of authorized shares of common stock from one hundred ninety million (190,000,000) shares to three hundred seventy five million (375,000,000) shares. In consideration of such increase, the Board of Directors has also unanimously approved and directed that there be submitted to the Company’s stockholders for their approval a corresponding increase in the number of authorized shares of excess stock from one hundred five million (105,000,000) shares to three hundred ninety million (390,000,000) shares.

     The text of the proposed amendment is set forth below:

     RESOLVED, that Article VI, Section 1 of the Company’s charter be amended by restating it as follows:

     The total number of shares of all classes of capital stock that the Corporation has authority to issue is seven hundred eighty million (780,000,000) shares consisting of (i) three hundred seventy five million (375,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”); (ii) fifteen million (15,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); and (iii) three hundred ninety million (390,000,000) shares of excess stock, par value $0.01 per share (the “Excess Stock”). The aggregate par value of all of the authorized shares of all classes of capital stock having a par value is $7,800,000.

Purpose and Effect of Amendment

     The Board of Directors recommends the increase in order to provide a sufficient reserve of shares of common stock for our present and future needs and growth. The Board of Directors believes that prudent corporate governance includes the Company having a substantial number of authorized but unissued shares of common stock available for various purposes, including equity issuances in connection with underwritten public offerings, our dividend reinvestment and stock purchase plan, mergers or acquisitions or other corporate purposes. The Board of Directors also recognizes that as a REIT we cannot retain earnings, and therefore we must be able to raise additional capital for growth. As we continue to grow, the Board of Directors believes it is in the Company’s and the stockholders’ best interest to maintain our Company’s solid equity capitalization.

     The Company is currently authorized to issue up to 190 million shares of common stock of which approximately 106 million shares of common stock are issued and outstanding. Existing contingent convertible debt and preferred stock outstanding could potentially require the issuance of approximately 22 million shares of common stock. Additionally, the Company has reserved an additional 16 million shares of common stock and 5.9 million shares of common stock for its Dividend Reinvestment and Stock Purchase Plan and its 2007 Performance Incentive Plan, respectively. Accordingly, the Board of Directors believes it is appropriate to increase the Company’s common stock authorization at this time.

     Stockholder approval of the proposed amendment would substantially increase the number of shares of common stock authorized for issuance under our charter. If the stockholders approve the increase in shares, the Company may issue the additional shares of common stock from time to time for such purposes and consideration as the Board of Directors may approve without further stockholder action.

     The Board of Directors also recommends a corresponding increase in the number of shares of excess stock in order to ensure compliance with the ownership limits in the Company’s charter necessary to maintain its status as a real estate investment trust. In the event that any stockholder acquires shares of common or preferred stock in excess of the ownership limit, the proposed increase would ensure that the Company could issue a sufficient number of excess stock necessary to comply with these restrictions.

Rights of Additional Authorized Shares of Common Stock

     The proposed additional shares of common stock would have rights identical to currently outstanding shares of common stock. Approval of the proposal and issuance of the additional shares of common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of the common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock.

Potential Adverse Effects of Amendment

     The existence of a large number of authorized but unissued shares of common stock could hinder or frustrate a takeover of the Company without further action by the stockholders. If the stockholders approve this proposal, the Company will be able to issue additional shares of common stock and the Board of Directors will have greater flexibility in responding to a merger or acquisition bid by placing blocks of shares with persons friendly to the Company, or by taking other steps to prevent an acquisition of the Company under circumstances that the Board of Directors does not believe to be in the Company's best interest. The Board of Directors is not currently aware of any pending capital transactions, corporate acquisitions, takeover proposals or other similar events involving the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt.

Effectiveness of Amendment

     The proposed amendment, if approved by stockholders, will become effective on the date such amendment is filed with the Maryland State Department of Assessments and Taxation. It is anticipated that the appropriate filing to effect the amendment will be made as soon after the annual meeting as practicable.

     The Board of Directors unanimously recommends a vote FOR this proposal to amend the Company’s charter to increase the number of authorized shares of common stock.

PROPOSAL V

RATIFICATION OF
ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2012, to review quarterly interim results and to perform other appropriate accounting services. We are requesting ratification of such appointment by the stockholders.

     Ernst & Young LLP has acted as our independent registered public accounting firm for our two most recent fiscal years and our Audit Committee currently believes that we should continue our relationship with Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. In the event that the stockholders do not ratify this appointment by the requisite vote, the Audit Committee will reconsider its appointment of Ernst & Young LLP.

     A representative of Ernst & Young LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

     Fiscal 2011 and 2010 Audit Firm Summary. During the fiscal years ended December 31, 2011 and 2010, we retained Ernst & Young LLP to provide services in the following categories and amounts:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$911,678	$689,527
Audit Related Fees (2)	--	--
Total Audit and Audit Related Fees	911,678	689,527
Tax Fees	30,205	19,500
All Other Fees	--	--
Total Fees	$941,883	$709,027
____________________

(1)	Audit fees include the audit fee and fees for comfort letters, attest services, consents and assistance with and review of documents filed with the SEC (including those related to securities offerings). Aggregate fees billed by Ernst & Young LLP associated with the issuance of comfort letters to underwriters in connection with securities offerings amounted to $173,167 in 2011. No fees associated with the issuance of comfort letters to underwriters in connection with securities offerings were billed by Ernst & Young LLP in 2010.
(2)	Audit related fees consist of fees incurred for consultation concerning financial accounting and reporting standards, performance of agreed-upon procedures, and other audit or attest services not required by statute or regulation.
(3)	Tax fees consist of fees for tax compliance services.

     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent accountants. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent accountants.

     Prior to engagement of the independent accountants for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during that year for each of the services described above in the captions Audit Fees, Audit Related Fees and Tax Fees.

     Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent accountants and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent accountants.

     For the fiscal years ended December 31, 2011 and 2010, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees and Tax Fees. For the fiscal year ended December 31, 2011, no hours expended on Ernst & Young LLP’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Ernst & Young LLP.

     Pursuant to our Audit Committee charter, the Audit Committee may delegate pre-approval authority to the chairman of the Audit Committee, who shall promptly advise the remaining members of the Audit Committee of such approval at the next regularly scheduled meeting.

     The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2012.

SECURITY OWNERSHIP

     The following table sets forth, as of February 29, 2012 (except as described in the footnotes), the number and percentage of outstanding shares beneficially owned by all persons known by the Company to own beneficially more than five percent of the Company’s Common Stock, by each director and nominee, by each of the persons named in the Summary Compensation Table under “Executive Compensation,” above, and by all officers and directors as a group, based upon information furnished to the Company by such stockholders, officers and directors. Unless otherwise noted below, the persons named in the table have sole voting and sole investment power with respect to each of the shares beneficially owned by such person.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class
The Vanguard Group, Inc.(1)	10,758,189		10.14%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(2)	9,082,415		8.56%
40 East 52nd Street
New York, NY 10022
Invesco Ltd.(3)	7,607,166		7.17%
1555 Peachtree Street NE
Atlanta, GA 30309
Vanguard REIT Index Fund(6)	5,730,446		5.40%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC(7)	5,321,496		5.02%
82 Devonshire Street
Boston, MA 02109
State Street Corporation(4)	3,622,256		3.41%
State Street Financial Center
One Lincoln Street
Boston, MA 02111
APG Asset Management US Inc.(5)	3,594,280		3.39%
666 Third Avenue
New York, NY 10017
Paul E. Bayer(9)	128,847	(10)	*(21)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Don DeFosset(8)	22,753	(11)	*(21)
4221 West Boy Scout Blvd., Suite 1000
Tampa, FL 33607
David M. Fick(8)	9,569	(12)	*(21)
13348 Full Measure Lane
Pungoteague, VA 23422
Edward J. Fritsch(8)	1,432		*(21)
3100 Smoketree Court, Suite 600
Raleigh, NC 27604
Kevin B. Habicht(8)(9)	290,886	(13)	*(21)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Richard B. Jennings(8)	48,034	(14)	*(21)
845 Third Avenue, 6th Floor
New York, NY 10022
Ted B. Lanier(8)	84,486	(15)	*(12)
1818 Windmill Drive
Sanford, NC 27330
Robert C. Legler(8)	60,880	(16)	*(21)
946 Painted Bunting Way
Vero Beach, FL 32963
Craig Macnab(8)(9)	596,936	(17)	*(21)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Robert Martinez(8)	50,603	(18)	*(21)
100 North Tampa Street, Suite 4100
Tampa, FL 33602
Christopher P. Tessitore(9)	106,920	(19)	*(21)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
Julian E. Whitehurst(9)	284,213	(20)	*(21)
450 South Orange Avenue, Suite 900
Orlando, FL 32801
All directors and executive officers as a group (12 persons)	1,837,159	(10)	1.73%
	(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)

____________________

(1)

This information is based solely on a Schedule 13G/A filed with the SEC on February 6, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole power to vote or direct the voting of a combined 154,918 shares and the sole power to dispose of 10,603,271 shares.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC on January 20, 2012, in which it was reported that as of December 31, 2011, the various entities noted above had sole power to vote or direct the voting of a combined 9,082,415 shares, and the sole power to dispose or to direct the disposition of a combined 9,082,415 shares.

(3)

This information is based solely on a Schedule 13G filed with the SEC on February 6, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole power to vote or direct the voting of a combined 3,544,721 shares, and the sole power to dispose or to direct the disposition of a combined 7,581,766 shares.

(4)

This information is based solely on a Schedule 13G filed with the SEC on January 9, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole power to vote or direct the voting of a combined 0 shares, and the sole power to dispose or to direct the disposition of a combined 0 shares.

(5)

This information is based solely on a Schedule 13G filed with the SEC on February 7, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole power to vote or direct the voting of a combined 3,594,280 shares, and the sole power to dispose or to direct the disposition of a combined 3,594,280 shares.

(6)

This information is based solely on a Schedule 13G filed with the SEC on January 26, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole power to vote or direct the voting of a combined 5,730,446 shares and the sole power to dispose of 0 shares.

(7)

This information is based solely on a Schedule 13G filed with the SEC on February 13, 2012, in which it was reported that as of December 31, 2011, the beneficial owner had sole or shared power to vote or direct the voting of a combined 711,996 shares and the sole shared power to dispose of 5,321,496 shares.

(8)	A director of the Company.
(9)	An executive officer of the Company.
(10)	Includes 84,184 restricted shares, 57,302 for which Mr. Bayer has sole voting power, 26,882 for which Mr. Bayer has no voting power, and 3,762 shares held in a margin account.
(11)	Includes 22,018 phantom shares credited under the Deferred Fee Plan for Directors.
(12)	Includes 7,569 phantom shares credited under the Deferred Fee Plan for Directors.
(13)	Includes 150,744 restricted shares, 95,632 for which Mr. Habicht holds sole voting power, and 55,112 for which Mr. Habicht has no voting power.
(14)	Includes 33,549 phantom shares credited under the Deferred Fee Plan for Directors.
(15)

Includes 14,000 shares held by Mr. Lanier’s spouse, 2,500 shares subject to currently exercisable options, and 5,000 shares held in a trust in which Mr. Lanier is the sole Trustee and for which Mr. Lanier disclaims any beneficial ownership.

(16)	Includes 2,400 shares held by Mr. Legler’s spouse, 2,500 shares subject to currently exercisable options, and 51,715 phantom shares credited under the Deferred Fee Plan for Directors.
(17)

Includes 350,057 restricted shares, 211,592 for which Mr. Macnab has sole voting power, and 138,465 for which Mr. Macnab has no voting power. Also includes 30,000 shares pledged as security for a loan and 24,703 shares held in a margin account.

(18)

Includes 6,125 shares held in trust in which Mr. Martinez is the sole Trustee and for which Mr. Martinez disclaims any beneficial ownership, and 36,743 phantom shares credited under the Deferred Fee Plan for Directors.

(19)	Includes 84,184 restricted shares, 57,302 for which Mr. Tessitore has sole voting power, and 26,882 for which Mr. Tessitore has no voting power.
(20)	Includes 183,646 restricted shares, 113,406 for which Mr. Whitehurst has sole voting power, and 70,240 for which Mr. Whitehurst has no voting power.
(21)	Less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company’s review of the copies of such forms it has received, written representations from certain reporting persons that they were not required to file Forms 5 for the last fiscal year and other information known to the Company, the Company believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions filed during fiscal year 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Audit Committee is charged with monitoring and reviewing the material facts of any transactions with related parties and either approving or disapproving the entry into such transactions. The Audit Committee has adopted a written policy governing transactions with related parties. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the person(s) named in the enclosed Proxy will vote thereon as he or they determine to be in the best interests of the Company.

PROPOSALS FOR NEXT ANNUAL MEETING

     Any stockholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of stockholders to be held in 2013 must be received at the Company’s office at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801, no later than December 11, 2012.

     Stockholders desiring to make nominations for directors and/or to bring a proper subject before a meeting should do so by notice delivered to the Secretary of the Company. The proxy for the 2013 annual meeting will grant discretionary authority to vote with regard to nominations and proposals unless (a) notice is received by December 11, 2012, and (b) the conditions set forth in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act are met. The Company requests that such stockholder notice set forth (a) as to each nominee for director, all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors under the proxy rules of the SEC; (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) as to the stockholder, (i) the name and address of such stockholder, (ii) the class or series and number of shares of stock of the Company which are owned beneficially and of record by such stockholder, and (iii) the date(s) upon which the stockholder acquired ownership of such shares.

ANNUAL REPORT

     A copy of the 2011 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge by writing to Christopher P. Tessitore, Secretary, National Retail Properties, Inc., 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

NATIONAL RETAIL PROPERTIES, INC.
450 SOUTH ORANGE AVENUE, SUITE 900
ORLANDO, FL 32801

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Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to National Retail Properties, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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NATIONAL RETAIL PROPERTIES, INC.

Vote on Directors

1.	To elect nine directors to serve until the next annual meeting of stockholders or until their successors shall have been elected or qualified.
			For	Withhold	For All	To withhold authority to vote for any individual
			All	All	Except	nominee, mark “For All Except” and write the
nominee’s number on the line below.
	01) Don DeFosset	06) Ted B. Lanier	|_|	|_|	|_|
	02) David M. Fick	07) Robert C. Legler
	03) Edward J. Fritsch	08) Craig Macnab
	04) Kevin B. Habicht	09) Robert Martinez
05) Richard B. Jennings

Vote On Proposals

		For	Against	Abstain
2.	Advisory vote to approve executive compensation.	|_|	|_|	|_|

		For	Against	Abstain
3.	Re-approve the material terms of the performance objectives for the 2007 Performance Incentive Plan.	|_|	|_|	|_|

		For	Against	Abstain
4.	Approve an amendment to our charter to increase the authorized number of shares of common stock.	|_|	|_|	|_|

		For	Against	Abstain
5.	Ratification of the selection of the independent registered public accounting firm for 2012.	|_|	|_|	|_|
In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. The proxies are authorized in their discretion, to vote such shares upon any other business that may properly come before the meeting and all adjournments and postponements thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY

NATIONAL RETAIL PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig Macnab, Kevin B. Habicht, and Christopher P. Tessitore, and any of them, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of common stock that the undersigned is entitled to vote, with all powers that the undersigned would possess if personally present at the annual meeting (including all adjournments thereof) of stockholders of National Retail Properties, Inc. (the “Meeting”) to be held on May 24, 2012, at 8:30 a.m. local time, at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801.

The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is specified, the shares represented by this Proxy will be voted FOR each of Proposals I, II III, IV, and V. In addition, the proxies may vote in their discretion on such other matters as may properly come before this Meeting.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF NATIONAL RETAIL PROPERTIES, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY USING THE ENCLOSED ENVELOPE.